[LOGO]
                     Kyle L. Tingle CPA, LLC
                   PERSONAL FINANCIAL PLANNING,
                 BUSINESS SERVICES & TAX PLANNING



May 23, 2005


To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the incorporation by reference of his report dated April 11, 2004 and the accompanying the audited financial statements of Holmes Herbs, Inc. as of December 31, 2004, in the Registration Statement on Form S-8, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts" in the Prospectus.

Very truly yours,


/s/ Kyle L. Tingle

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC




























P.O. BOX 50329 * HENDERSON, NEVEDA 89016 * PHONE: (702) 450-2200 *
     FAX: (702) 436-4218 * E-MAIL:  ktingle@kyletinglecpa.com